[THIRD POINT LLC LETTERHEAD]



                                                              September 5, 2006



BY CERTIFIED MAIL AND FAX

Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487
Attention:  Corporate Secretary


BY HAND

Nabi Biopharmaceuticals
c/o United States Corporation Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

Demand Pursuant to 8 Del. C. ss. 220
------------------------------------

     Pursuant to Section 220 of the General Corporation Law of the State of Delaware, Third Point LLC, the beneficial owner of 5,750,000 shares of the Common Stock of Nabi Biopharmaceuticals (the "Company"), Daniel S. Loeb, the beneficial owner of the same shares, and Third Point Offshore Fund, Ltd., the beneficial holder of 3,691,500 of those shares (collectively, the "Stockholders"), demand the right to inspect, during usual business hours, the books and records of the Company listed below and to make copies or extracts from them. True and correct copies of a (1) Schedule 13D Amendment filed by Stockholders with the United States Securities and Exchange Commission, and (2) brokerage statement reflecting beneficial ownership of shares of the Company are attached hereto.

     The following are the true and primary purposes for which the Stockholders are making the demand for inspection: (1) to investigate and, we believe, confirm that the members of the board of directors of the Company have engaged in gross mismanagement in managing the affairs of the Company, (2) to investigate and, we believe, confirm that such members breached, and are continuing to breach, their fiduciary duties to the Company and its stockholders, (3) to determine whether to conduct a proxy contest to replace the members of the board of directors and (4) to determine whether to commence litigation against such members for breaches of fiduciary duty, among other wrongs. These purposes are reasonably related to the Stockholders' interests as stockholders of the Company.

     The Stockholders believe that the board of directors of the Company has grossly mismanaged the affairs of the Company and has engaged, and is engaging, in breaches of fiduciary duty contrary to the interests of stockholders. For example, the Stockholders believe that the granting of stock options to certain members of management in February 2006 was deliberately and wrongfully timed to maximize the economic benefit to the option grantees and was contrary to the interests of stockholders. In addition, Stockholders believe that the directors have ignored, and are continuing to ignore, the will of the majority of the Company's stockholders, and are embarked on a scheme to entrench themselves in office for as long as possible and to maximize the personal financial benefits to themselves during their remaining tenure at the expense of the Company and its stockholders. The Company's board of directors has paid mere lip service to the interests and wishes of its stockholders, and has refused to engage in substantive dialogue concerning the gross mismanagement over which they have presided. The Stockholders further refer the board to their letters dated April 27, 2006 and June 15, 2006, which spell out the gross mismanagement and breaches of fiduciary duty engaged in by the Company's management and board of directors. Those letters are incorporated by reference herein.

     The books and records demanded are the following:

     1. Any documents reviewed by the compensation committee of the board of directors (the "Committee") of the Company in connection with its adoption of the "retention package" described in the Company's February 28, 2006 Form 8-K, the minutes of any meeting of the Committee or the board at which any such package was discussed during 2006, and any other books and records concerning the decision to adopt the "retention package."

     2. Any documents reviewed by the board of directors of the Company or the Committee in connection with the decision in 2006 to accelerate the vesting of options of certain officers of the Company, the minutes of any meeting of the board or any committee at which the possibility of such acceleration was discussed and any other books and records concerning the decision to accelerate the vesting.

     3. Any report of the results of the confirmatory Phase III clinical trial for StaphVax described in the Company's November 1, 2005 news release, the investigatory plan for StaphVax described in the Company's March 21, 2006 news release, any report of the assessment, described in the same release, by the Company of the StaphVax confirmatory Phase III clinical study results, and any books and records concerning the review of the Company's assessment by the outside advisory panel described in the news release.

     4. Any books and records prepared or reviewed by the board of directors of the Company or any committee of the board concerning the results of the confirmatory Phase III clinical trial for StaphVax, the Company's assessment of the results and the review of such assessment or the results by the outside advisory panel, and any minutes of any board or committee meetings at which some or all of these subjects were discussed.

     5. The agreement by which the Company's manufacturing agreement with Cambrex Bio Science Baltimore, Inc. was terminated, as described in the Company's February 28, 2006 Form 8-K, including any books and records concerning the same that were reviewed by the board of directors of the Company or any committee of the board and any minutes of any board or committee meetings at which the termination was discussed.

     6. Any actual or draft standstill agreements between the Company and any person that would prevent an acquisition of the Company or any of its shares by such person for any period of time and any books and records concerning any actual or proposed agreement to the same effect.

     7. Any books and records, created, dated or received on or after October 1, 2005, concerning the possibility of entering into an extraordinary transaction, whether by sale of substantially all the Company's assets, consolidation, merger, acquisition, recapitalization or otherwise, including any valuation of the Company or its assets whether or not prepared by a financial advisor to the Company and any board or committee presentations or minutes concerning such possibility.

     8. Any engagement letters entered between the Company and any financial advisor on or after October 1, 2005, including the engagement letters with Lehman Brothers and Bank of America.

     9. Any books and records concerning any discussion by the board of directors of the Company or any committee concerning the actual or possible retention of any financial advisor to the Company on or after October 1, 2005.

     10. The strategic business plan described in the letter of Thomas H. McLain that is Exhibit 99 to the Company's May 1, 2006 Form 8-K, any books and records prepared or reviewed by the board of directors of the Company or any committee of the board concerning such plan, and any board or committee minutes reflecting the development of the plan or concerning the plan.

     11. All Nabi Balanced Scorecards for Thomas H. McLain prepared on or after January 1, 2004.

     12. All projected financial statements for the Company that were prepared on or after January 1, 2005 and have been provided to the board of directors of the Company or any committee of the board.

     13. All books and records reflecting any agreements or transactions, dated or entered into after January 1, 2005, between (a) any member of the board of directors of the Company or any entity in which such director has a financial interest and (b) the Company or any other member of the board of directors or any officer of the Company.

     The Stockholders designate and authorize their attorneys, Willkie Farr & Gallagher LLP and Young Conaway Stargatt & Taylor, LLP, to conduct the inspection and copying of the books and records. Please advise C. Barr Flinn, Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, Delaware, 19801 (telephone (302) 571-6692), as promptly as possible when and where the items demanded above will be available to the Stockholders for inspection and copying. If no response is received within five business days, further action will be taken to enforce the Stockholders' inspection rights.

     If this demand includes books and records that, in the Company's view, are unduly burdensome to provide, the counsel designated above are authorized to modify the request, but to avoid any misunderstanding, any such modification must be in writing. Stockholders will bear the reasonable costs the Company incurs in connection with production of the information sought by this demand.

                                        Very truly yours,

                                        THIRD POINT LLC



                                        By: /s/ Daniel S. Loeb
                                            ------------------------------------
                                            Name:    Daniel S. Loeb
                                            Title:   Chief Executive Officer



                                        THIRD POINT OFFSHORE FUND, LTD.



                                        By: /s/ Daniel S. Loeb
                                            ------------------------------------
                                            Name:    Daniel S. Loeb
                                            Title:   Director



                                        /s/ Daniel S. Loeb
                                        ----------------------------------------
                                        Daniel S. Loeb



STATE OF NEW YORK          )
                           )
COUNTY OF NEW YORK         )

     Daniel S. Loeb, being duly sworn according to law, deposes and says that he is the Chief Executive Officer of Third Point LLC, director of Third Point Offshore Fund, Ltd., and is authorized to execute the foregoing books and records demand and that the facts and statements contained in the foregoing books and records demand are true and correct.

                                        THIRD POINT LLC



                                        By: /s/ Daniel S. Loeb
                                            ------------------------------------
                                            Name:    Daniel S. Loeb
                                            Title:   Chief Executive Officer



                                        THIRD POINT OFFSHORE FUND, LTD.



                                        By: /s/ Daniel S. Loeb
                                            ------------------------------------
                                            Name:    Daniel S. Loeb
                                            Title:   Director



                                        /s/ Daniel S. Loeb
                                        ----------------------------------------
                                        Daniel S. Loeb


On this 5th day of September 2006, personally appeared before me Daniel S. Loeb, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities and that by his signatures on the instrument the person, or the entities upon whose behalf the person acted, executed this instrument.

SWORN TO AND SUBSCRIBED BEFORE ME
this 5th day of September 2006


/s/ Notary Public
-----------------------------
Notary Public